 Exhibit 99.1

For Release:               Immediately
Contact:                      Frank H. Boykin, Chief Financial Officer

 MOHAWK INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER EARNINGS

Calhoun, Georgia, April 27, 2006 - Mohawk Industries, Inc. (NYSE:MHK) today announced first quarter net sales of $1,925,106,000 in 2006 compared to net sales of $1,493,222,000 in 2005, an increase of 29%. The net sales growth was primarily attributable to the Unilin acquisition, internal growth and price increases.  Adjusted net earnings for the first quarter of 2006 were $72,862,000 (4% above last year) or $1.07 diluted earnings per share (EPS), representing a 3% improvement above last year's earnings.  The adjusted net earnings exclude a $3 million stock option charge that was not required in 2005.  During the first quarter of 2006, a  non-cash LIFO charge impacted earnings by $14 million ($8.7 million, net of tax) or $.13 EPS compared to $6 million ($4.0 million, net of tax) or $.06 EPS in the first quarter of 2005.    In accordance with U.S. Generally Accepted Accounting Principles (GAAP) net earnings for the first quarter of 2006 were $71,120,000 and EPS were $1.04 per share.  The first quarter of 2005 net earnings were $70,020,000 or $1.03 in EPS.

The Mohawk segment net sales of $1,150,546,000 in the first quarter of 2006 were up 5% from $1,091,346,000.  This was primarily attributable to increases in prices in all product lines as well as growth in hard surface sales. The Dal-Tile segment net sales of $473,910,000 in the first quarter grew 18% from $401,876,000 from internal growth and improved product mix.  The Unilin segment net sales were $302,630,000.

In commenting on the first quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, "The results for the quarter were in line with our guidance that we revised earlier.  The revision was attributable to our Mohawk segment which was negatively impacted by a $14 million non-cash LIFO charge as well as lower sales growth and margins in the residential replacement carpet category.  The slower carpet industry sales also impacted pricing on some opening price point products more than we anticipated.  Our material costs moderated slightly from the high levels after the hurricanes and remained relatively stable through the quarter.

During the quarter, we started up a new manufacturing facility to increase capacity of fiber extrusion and yarn manufacturing in South Carolina.  A carpet padding plant in the Northwest was started up during the period.  We completed the purchase of a carpet backing plant early in the second quarter of this year.  We anticipate improving residential replacement carpet demand which is historically affected by gains in employment levels and consumer confidence.  In addition, homeowners usually replace their flooring at a faster rate when interest rates rise and people move less frequently.

Our Dal-Tile segment results included strong sales and operating profit growth.  All product categories performed well as this business continues to gain market share.  The Oklahoma ceramic expansion is progressing as planned while the Mexican expansion was completed at the end of last year.  The management has transitioned smoothly to Harold Turk from Chris Wellborn who was promoted to Mohawk COO.

Unilin results included growing sales in both the U.S. and Europe.  Our U.S. laminate strategy is in the implementation stage and we expect a sales benefit in the second half of 2006.  The Unilin operating margin is lower in the first quarter due to seasonally lower sales, distribution inventory adjustments, higher wood and energy costs, and slightly lower laminate prices.  Our U.S. laminate plant expansion was completed during the quarter to support additional growth in the U.S.   The first quarter sales results were negatively impacted by inventory reductions of our distributors' due to shorter delivery times from this facility.  There will be additional adjustments in the second quarter.  Board price increases are being implemented to reflect higher wood and chemical costs.  New products are being introduced under the Mohawk brand to increase our laminate distribution.

Our balance sheet continues to strengthen as the debt to capitalization ratio was further reduced to 51%.  Our inventory turnover also improved to 4.8 times from 3.9 times the prior year.  We will continue to focus on debt reduction in the future."

The strong economy along with improving consumer confidence should positively affect our business in future periods.  We continue to anticipate continued growth in commercial and an improvement in the replacement category, which is our largest channel, with some slowing of new residential construction business later this year.  The recent change in oil prices has not presently impacted our raw materials.  We cannot predict the affect on our costs or customer demand in the future.  After considering these factors, we estimate the earnings forecast for the second quarter of 2006 to range from $1.51 to $1.60.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, April 28, 2006 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255.  A conference call replay will also be available until Monday, May 1, 2006 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering Conference ID # 8208904.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three months ended
(Amounts in thousands, except per share data)	April 1, 2006	April 2, 2005

Net sales	$1,925,106	1,493,222
Cost of sales	1,422,096	1,108,520
Gross profit	503,010	384,702
Selling, general and administrative expenses	352,443	261,072
Operating income	150,567	123,630
Interest expense	40,335	11,876
Other (income) expense, net	2,727	2,004
Earnings before income taxes	107,505	109,750
Income taxes	36,385	39,730
Net earnings	$71,120	70,020
Basic earnings per share	$1.05	1.05
Weighted-average shares outstanding	67,564	66,804
Diluted earnings per share	$1.04	1.03
Weighted-average common and dilutive potential common
shares outstanding	68,079	67,692

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$104,526	50,701
Depreciation & amortization	$64,853	32,265
Capital expenditures	$45,632	34,521

Consolidated Balance Sheet Data
(Amounts in thousands)
	April 1, 2006	April 2, 2005
ASSETS
Current assets:
Cash and cash equivalents	$82,174	-
Receivables	948,229	739,789
Inventories	1,186,626	1,145,747
Prepaid expenses	140,194	46,428
Deferred income taxes	34,857	55,311
Total current assets	2,392,080	1,987,275
Property, plant and equipment, net	1,822,424	940,086
Goodwill	2,642,389	1,377,349
Tradenames	630,402	272,280
Intangible assets	542,734	49,366
Other assets	30,704	14,672
	$8,060,733	4,641,028
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$100,156	218,501
Accounts payable and accrued expenses	1,033,726	756,895
Total current liabilities	1,133,882	975,396
Long-term debt, less current portion	3,148,000	700,000
Deferred income taxes and other long-term liabilities	628,020	221,531
Total liabilities	4,909,902	1,896,927
Total stockholders' equity	3,150,831	2,744,101
	$8,060,733	4,641,028

Segment Information	As of or for the Three Months Ended
(Amounts in thousands)	April 1, 2006	April 2, 2005

Net sales:
Mohawk	$1,150,546	1,091,346
Dal-Tile	473,910	401,876
Unilin	302,630	-
Corporate and eliminations	(1,980)	-
Consolidated net sales	$1,925,106	1,493,222

Operating income:
Mohawk	$52,279	65,625
Dal-Tile	69,602	58,470
Unilin	40,019	-
Corporate and eliminations	(11,333)	(465)
Consolidated operating income	$150,567	123,630

Assets:
Mohawk	$2,458,587	2,472,133
Dal-Tile	2,257,052	2,117,843
Unilin	3,255,582	-
Corporate and eliminations	89,512	51,052
Consolidated assets	$8,060,733	4,641,028

Reconciliation of reported net earnings to adjusted net earnings

	Three Months Ended
	April 1, 2006	April 2, 2005
Net earnings reported	$71,120	70,020
Add:
Stock option expense, net of taxes of $1,008	1,742	-
Adjusted net earnings	$72,862	70,020

Adjusted net earnings per common share (basic)	$1.08	1.05
Adjusted net earnings per common share (diluted)	$1.07	1.03

The Company believes it is useful for itself and investors to review, as applicable, both GAAP information that includes the stock compensation impact of SFAS 123R, and the non-GAAP measure that excludes such information in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.